CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is being entered into as of as of January 20, 2014, by and between Center Bancorp, Inc., a New Jersey corporation and bank holding company (“Company”), and Lawrence B. Seidman, with an address at 100 Misty Lane, Parsippany, New jersey (the “Consultant”).

RECITALS:

WHEREAS, the Company is party to that certain Agreement and Plan of Merger dated as of the date hereof by and between the Company and ConnectOne Bancorp, Inc. (the “Merger Agreement”), under which the Company will be the surviving entity (the “Surviving Company”);

WHEREAS, the Consultant is currently a shareholder and member of the board of directors of the Company, but as of the Effective Time, the Consultant will no longer serve as a director;

WHEREAS, as a condition to executing the Merger Agreement, ConnectOne Bancorp, Inc. has requested that Company enter into this Agreement; and

WHEREAS, the Company has determined that the Consultant’s considerable knowledge, expertise and relationships will benefit the Company on a post-merger basis.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Consultancy.  Beginning on the Effective Time and for a period of two (2) years thereafter, unless earlier terminated pursuant to the terms hereof (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to Company and its subsidiaries and affiliates in connection with the business of Company, including, but not limited to: helping to maintain customer relationships; providing insight, advice and institutional memory with regard to all relationships of the Company including those with customers, vendors and third party service providers; and providing services and advice related to real estate and loan matters, investor relations and litigation matters (collectively the “Consulting Services”).  The Consultant shall also provide such Consulting Services as may be reasonably requested from time to time by the President and Chief Executive Officer of the Company or its successor.    Such Consulting Services may be provided, at the Consultant’s option, in person, telephonically, electronically or by correspondence.

  Notwithstanding anything in this Agreement to the contrary, during the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of Company or any subsidiary or affiliate of Company.

2. Compensation and Benefits. Company shall pay to the Consultant compensation and provide benefits for his services as follows:

(a) Consulting Fees. The Consultant shall be entitled to receive a consulting fee of fifty thousand dollars ($50,000) per year, which shall be payable in quarterly payments of $12,500 per quarter. Payments shall be made on the first day of each quarter, with a payment due on the Effective Time equal to $12,500 pro rated by the number of days remaining in the quarter over the full number of days in that quarter. Consultant shall be responsible for all tax payments owed in connection with the compensation provided for hereunder, and Company shall not withhold any such tax payments from the quarterly consulting fees.

(b) Health Benefits. Consultant shall be entitled to participate in Company’s hospital, health and medical insurance programs in the same manner as the executive officers of Company, subject to the same premium contributions, co-payments and deductibles.

3. Additional Covenants.

(a) Confidential Information. Except as required in the performance of his duties hereunder, the Consultant shall not use or disclose to any third party any Confidential Information (as hereinafter defined) or any know-how or experience related thereto without the express prior written authorization of the Company, either during the term of this Agreement or thereafter. Upon termination of his service, the Consultant shall leave with Company or destroy all documents and other items in his possession which contain Confidential Information, and shall be prohibited from disclosing to any third party any Confidential Information. For purposes of this paragraph 3(a), the term "Confidential Information" shall mean all information about the Company or any of its affiliates or subsidiaries, or relating to any of their respective services or any phase of their respective operations not generally known to any of their respective competitors and which is treated by the Company or any of its affiliates or subsidiaries as confidential information, and shall specifically include all customer lists thereof.

The term “Confidential Information” shall not include any of the foregoing which (i) is in the public domain, (ii) is in Consultant’s lawful possession prior to a disclosure thereof and not subject to a confidentiality agreement or (iii) is hereafter lawfully disclosed to Consultant by a third party who or which did not acquire the information under an obligation of confidentiality to Company.

(b) Board Service. Consultant hereby agrees that for a period of one (1) year following the Effective Time (the "Covenant Term"), he will not himself seek election or nomination to, or serve as a member of, the Board of Directors, Board of Trustees or similar governing body, however designated, of any entity which is engaged in the banking or financial services business within the state of New Jersey. Notwithstanding the forgoing, and provided that Consultant is otherwise in full compliance with the terms of this Agreement, Consultant may seek election to, or nomination to, or serve as a member of, the board of any entity which is a federal or state chartered savings bank or savings association, or its parent holding company, provided that as of the Effective Time, such entity was not subject to the Securities Exchange Act of 1934, as amended.

(c) Customer Non-Solicitation. Consultant agrees that for a period of two (2) years following the Effective Time (the "Covenant Term") he will not directly or indirectly , do banking business with any customer of the Company or ConnectOne Bancorp, Inc. as of the Effective Time on behalf of any other financial institution, nor shall he solicit nor recommend that any such customer conduct business with any other financial institution, nor solicit such customer to nor recommend that such customer reduce their current business with the Surviving Company.

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(d) Employee Non-Solicitation. Consultant agrees that during the Covenant Term, he will not recruit for employment or retention as an agent, consultant or director, or induce to terminate his or her employment or other service with the Company, or any of its subsidiaries or affiliates any person who is, at the time of such solicitation, or who was at any time during the Covenant Period, an employee, agent, consultant or director of the Company or any of its subsidiaries or affiliates; provided, however that this Section 3(d) shall not apply with respect to a Former Employee or with respect to an employee of the Company or its subsidiaries with a title lower than Senior Vice President who responds to a general advertisement for employment. The term “Former Employee” shall mean an employee of the Company or its subsidiaries whose employment is terminated without cause by the Company or its subsidiaries during the Covenant Period and Anthony Weagley if he terminates his employment with the Company, or the Company terminates his employment without cause, during the Covenant Period.

(e) Modification. If a court of competent jurisdiction determines that the scope, time duration or other limitations of any of the restrictive covenants contained in this Section 3 is not reasonably necessary to protect the legitimate business interests of the Company then such scope, time duration or other limitations will be deemed to become and thereafter will be the maximum time period or scope which such court deems reasonable and enforceable.

(f) Definitions. For purposes of this Section 3, to act "directly or indirectly" means to act personally or through an associate, affiliate, family member or otherwise, as proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever.

(g) Specific Performance. Company and the Consultant agree that in the event of a breach of the provisions of this Section 3 the injury which would be suffered by the Company would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Consultant agrees that in the event of a breach of the terms of this Section 3, in addition to and not in lieu of any other remedies which Company may pursue, Company shall have the right to equitable relief, including issuance of a temporary or permanent injunction by any court of competent jurisdiction against the commission or continuance of any breach of this Section 3.

4. Successors and Assigns. Except as may be specifically provided in this Agreement, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Enforcement.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

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6. Amendment; Termination.  This Agreement may be amended or modified at any time by a written instrument executed by the parties. This Agreement shall terminate upon Consultant's death or his disability (as defined herein). Upon Consultant's death or his disability, the obligation of Company hereunder to pay Consultant the compensation called for under Section 2 hereof shall terminate, and Company’s only obligation shall be to pay Consultant any and all benefits to which Consultant was entitled at the time of such death or disability under any health insurance plans of Company then in place and in which Consultant may be a participant. For purposes of this Agreement, the term "disability" shall mean Consultant's inability to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months.

7. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

8. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

9. Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

10. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

CONSULTANT

/s/ Lawrence B. Seidman
Lawrence B. Seidman

CENTER BANCORP, INC

/s/ Anthony C, Weagley
Name: Anthony C, Weagley
Title: President and Chief Executive Officer

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